Calculation of Filing Fee Tables
S-8
Marvell Technology, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.002 per share, reserved for issuance pursuant to the Celestial Plan	Other	3,058,731	$ 16.08	$ 49,184,394.48	0.0001381	$ 6,792.37
2	Equity	Common stock, par value $0.002 per share, reserved for issuance pursuant to the Celestial Plan	Other	813,114	$ 75.88	$ 61,699,090.32	0.0001381	$ 8,520.65
Total Offering Amounts:						$ 110,883,484.80		$ 15,313.02
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 15,313.02
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers any additional shares of Marvell Technology, Inc., a Delaware corporation (the "Company" or the "Registrant"), common stock, par value $0.002 per share, that become issuable under the Celestial AI, Inc. Amended and Restated 2020 Equity Incentive Plan (the "Celestial Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of outstanding shares of common stock. (2) Pursuant to the Agreement and Plan of Reorganization, dated December 2, 2025 (the "Merger Agreement") by and among the Registrant, Celestial AI, Inc. ("Celestial") and certain other parties, the Registrant assumed (x) 3,058,731 shares of Common Stock issuable pursuant to certain stock option awards granted under the Celestial Plan and (y) 813,114 shares of Common Stock available for issuance under the Celestial Plan. (3) The price per share was calculated in accordance with Securities Act Rule 457(h) for purposes of calculating the registration fee. The maximum aggregate offering price was computed by multiplying 3,058,731 shares by the weighted average exercise price of the options ($16.08 per share).

[2]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers any additional shares of Marvell Technology, Inc., a Delaware corporation (the "Company" or the "Registrant"), common stock, par value $0.002 per share, that become issuable under the Celestial AI, Inc. Amended and Restated 2020 Equity Incentive Plan (the "Celestial Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of outstanding shares of common stock. (2) Pursuant to the Agreement and Plan of Reorganization, dated December 2, 2025 (the "Merger Agreement") by and among the Registrant, Celestial AI, Inc. ("Celestial") and certain other parties, the Registrant assumed (x) 3,058,731 shares of Common Stock issuable pursuant to certain stock option awards granted under the Celestial Plan and (y) 813,114 shares of Common Stock available for issuance under the Celestial Plan. (4) The price per share was calculated in accordance with Securities Act Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the registrant's shares of common stock as reported by The Nasdaq Global Select Market on February 3, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A